UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 21, 2025

QUAINT OAK BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-52694	35-2293957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Knowles Avenue, Southampton, Pennsylvania	18966
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(215) 364-4059

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01         Entry into a Material Definitive Agreement.

On February 21, 2025, Quaint Oak Bancorp, Inc. (the “Company”) entered into a Senior Unsecured Note Purchase Agreement (the “Purchase Agreement”) with certain institutional accredited investors pursuant to which the Company issued an aggregate of $9.75 million in aggregate principal amount of Fixed Rate Unsecured Senior Notes due March 1, 2028 (the “Notes”) in a private placement. The Company expects to issue an additional $250,000 in principal amount of the Notes which has been committed to as of the date hereof for a total of $10.0 million in aggregate principal amount. Piper Sandler & Co. served as exclusive placement agent for the offering and sale of the Notes.

The Notes bear interest at a fixed annual rate of 11.00%, payable semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2025. The maturity date of the Notes is March 1, 2028.

Commencing on or after March 1, 2026, the Company may, at its option, upon not less than 30 nor more than 60 days’ notice, redeem, in whole or in part, the Notes at a redemption price equal to (i) 102.0% of the principal amount of the Notes to be redeemed if redeemed on or after March 1, 2026 but before March 1, 2027; (ii) 101.0% of the principal amount of the Notes to be redeemed if redeemed on or after March 1, 2027 but before December 1, 2027; and (iii) 100.0% of the principal amount of the Notes to be redeemed if redeemed on or after December 1, 2027, in each case plus accrued but unpaid interest thereon to, but excluding, such redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment sate), and in a principal amount with integral multiples of $1,000. Any partial redemption will be made pro rata among all of the holders. The Notes are not subject to redemption at the option of the holders thereof.

If certain events of default occur, such as the bankruptcy of the Company, the holder of a Note may declare the principal amount of the Note to be due and immediately payable. Except under such limited circumstances, there is no right of acceleration in the case of a default under the Notes.

Pursuant to the terms of the Notes, the Company shall at all times prior to the maturity date maintain minimum cash, including cash, marketable securities and other cash equivalents, in an amount equal to the interest payable by the Company on the Notes for the remaining term thereof, up to a maximum of one calendar year.

The Notes rank pari passu with other existing and future senior unsecured Indebtedness of the Company, and rank senior in right of payment to any future indebtedness of the Company that is expressly made subordinate to the Notes by the terms of such indebtedness, including without limitation the existing and future subordinated indebtedness (as such term is defined in the Notes) of the Company. The Notes shall be effectively subordinate to secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The Notes are not secured by any assets of the Company.

The Company expects to use the net proceeds from the sale of the Notes to repay a portion of the outstanding $14.0 million aggregate principal amount of its 8.5% Fixed Rate Subordinated Notes upon their maturity on March 15, 2025.

The Notes were offered and sold in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) of Regulation D promulgated thereunder. Accordingly, the Notes were offered and sold exclusively to persons who are “accredited investors” within the meaning of Rule 501(a) of Regulation D or “qualified institutional buyers” as defined in Rule 144A of the Securities Act.

The foregoing descriptions of the Purchase Agreement and the Notes do not purport to be complete and are qualified in their entirety by reference to the forms of the Purchase Agreement and the Notes which are attached hereto as Exhibits 10.1 and 4.1, respectively, and are incorporated herein by reference.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above and the full text of the form of Notes attached hereto as Exhibit 4.1 are incorporated by reference into this Item 2.03.

Item 8.01         Other Events.

Included as Exhibit C to the Form of Senior Note Purchase Agreement filed as Exhibit 10.1 hereto are Risk Factors related to an investment in the Company’s securities, which update and supersede Item 1.A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

Item 9.01         Financial Statements and Exhibits

(a)         Not applicable.
(b)         Not applicable.
(c)         Not applicable.
(d)         Exhibits.

Exhibit No.	Description
4.1	Form of Senior Unsecured Note (incorporated by reference to Exhibit A to Exhibit 10.1)
10.1	Form of Senior Unsecured Note Purchase Agreement*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
________________________
*	Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Registration S-K but the Company will provide them to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUAINT OAK BANCORP, INC.

Date: February 21, 2025	By:	/s/ John J. Augustine
John J. Augustine
Executive Vice President and Chief Financial Officer

4